Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 9, 2015

Relating to Preliminary Prospectus dated October 15, 2014

Registration No. 333-199321

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm . Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on the Solar Bonds platform (https://solarbonds.solarcity.com/).

SOLARBONDS
by SolarCity

GET PAID BY THE SUN



Nation's first registered public offering of Solar Bonds

- Corporate bonds – senior unsecured notes
- 1–15 year maturities
- Competitive fixed interest rates
- $1,000 minimum purchase
- Survivor option available
- Unrated

Offered by America's leading solar company

- Solar Bonds are issued by SolarCity—America's #1 solar power company
- Responsible for nearly 40% of U.S. residential solar installations—greater than the next 70 competitors combined[1]
- Serving solar customers in 16 states and the District of Columbia
- America's largest solar employer: more than 9,500 employees

Earn more than money

The average SolarCity solar power system will offset 30 tons of carbon dioxide over 30 years[2], the equivalent of:

- Driving a car 60,000 miles or
- 16 tons of burned coal or
- Planting 2,400 trees

How Solar Bonds work

- Your earnings come from SolarCity and the monthly solar payments we receive from our more than 190,000 customers
- SolarCity installs solar power systems on homes, businesses, and schools nationwide
- Our customers make monthly solar payments based on long-term contracts
- SolarCity pays you interest over the term of the bond, and your principal is repaid at maturity

About SolarCity

Founded in 2006:	**Elon Musk (Chairman)** **Lyndon Rive (CEO)** **Peter Rive (CTO)**

NASDAQ: **SCTY**

Market Cap: **$4.8B[3]**

2014 Revenues: **$255M**

Partnered with leading institutional investors—including Google, Goldman Sachs, Bank of America, U.S. Bank, and others—who have financed over $5 billion worth of solar projects with SolarCity.

solarbonds.solarcity.com | solarbonds@solarcity.com

SolarCity

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on our website at solarbonds.solarcity.com. 1) GTM – Research U.S. PV Leadership Board. 2) See https://solarbonds.solarcity.com/social-impact-bond/. 3) As of close of trading March 4, 2015.

03-2015